EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-87748 and 333-87750) and Form S-3 (No. 333-130634) of Smith & Wesson Holding Corporation and its subsidiaries of our reports dated July 14, 2006 relating to the consolidated financial statements and financial statement schedule and the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.
/s/ BDO Seidman LLP
Boston, Massachusetts
July 14, 2006